Exhibit 10.11
                                                                   -------------




May 21, 2002

Mr. Leslie J. Gerber
Chairman of the Special Committee of the Board of Directors

Mr. Erland E. Kailborne
Chairman of the Board and Interim Chief Executive Officer

Adelphia Communications Corporation
One North Main Street
Coudersport, PA  16915-1141

Gentlemen:

This letter confirms the engagement of Conway, Del Genio, Gries & Co., LLC ("CDG") by Adelphia Communications Corporation ("Adelphia" or the "Company") on behalf of the Company to perform restructuring services with respect to Adelphia and its wholly owned subsidiaries and certain other affiliates.

Objectives, Scope and Approach
------------------------------

Our objective will be to assist and advise the Company and the Special Committee with respect to managing the process leading to a possible refinancing, restructuring or modification of any or all of Adelphia's existing debt, other obligations or equity securities (the "Restructuring"). In that regard, Ronald
F. Stengel, a Senior Managing Director of CDG, may become Chief Restructuring Officer of the Company at such time as Mr. Stengel and Mr. Kailborne agree, while remaining a full-time employee of CDG. Initially, CDG, including Mr. Stengel, shall serve in an advisory capacity. The scope of our engagement includes:

          (i) assistance in managing the Company's resources in support of the Company's restructuring and reorganization activities;

          (ii) assistance in the preparation of an operating plan, cash flow forecasts, and business plans including presentations of such plans and forecasts to the Special Committee and the Company's lenders;

          (iii) assistance in the development and execution of plans to dispose of non-core assets;


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                                                                    May 21, 2002



          (iv) assistance in the development and execution of the Company's overhead reduction plans;

          (v) assistance in the preparation of reports, and communications with the Company's lenders and other constituencies;

          (vi) assistance in the development, negotiation and execution of a restructuring of the Company's existing obligations including negotiations for the further extension of credit from existing sources and negotiations with new sources of financing.

During the course of this engagement, CDG shall report to the Board of Directors or, as appropriate, its Special Committee and have direct access to the Board and Special Committee and shall, with the Company's senior management, develop proposals for the Board's and, as appropriate, the Special Committee's consideration to address the Company's financial and operating performance. Notwithstanding anything contained in this agreement to the contrary, CDG makes no representations or warranties about the Company's ability to (i) successfully improve its operations, (ii) maintain sufficient liquidity to operate its business, or (iii) successfully complete a restructuring.

Staffing
--------

Our services will be led by Ronald F. Stengel, a Senior Managing Director of CDG. Ron will be assisted by Brian J. Fox, a Managing Director. Two additional personnel who are Vice Presidents of CDG, will be assigned to the engagement.

Other staff will be provided as required. All such increases in staffing shall be discussed with and agreed to by Mr. Kailborne prior to implementation of any staffing increase.

Other Requirements
------------------

If and when Mr. Stengel becomes Chief Restructuring Officer of the Company, the Company shall name Mr. Stengel on its Directors and Officers insurance policies and name Mr. Stengel on its employment practices rider to its Directors and Officers insurance policies.


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                                                                    May 21, 2002



Fees & Expenses
---------------

For CDG's services provided pursuant to this agreement, it is agreed that the Company shall pay a monthly fee of $250,000 (the "Monthly Fee"), payable in advance. In addition, we will require a retainer in the amount of $500,000 upon the signing of this letter which, if unused, will be applied against unpaid invoices at the completion of our assignment or returned to the Company. This agreement may be terminated by either party on 30 days written notice to the other party.

To the extent that there are changes to the scope of our engagement or it is mutually agreed that CDG will commit additional staff members, the parties shall mutually agree on an adjustment to the Monthly Fee, subject to a further writing.

In addition to the foregoing, CDG will bill monthly in arrears for the reimbursement of all of its reasonable out-of-pocket expenses (including travel, telephone and facsimile, courier and copy expenses) incurred in connection with CDG's engagement hereunder.

Other Matters
-------------

The Company further agrees to (x) indemnify Conway, Del Genio, Gries & Co., LLC and its affiliates and their respective members, directors, officers, employees, agents and controlling parties (Conway, Del Genio, Gries & Co., LLC and each such person being an "Indemnified Party") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which such Indemnified Party may become subject under any applicable law as a result of, or otherwise related to, (i) a breach of any representation, warranty, covenant or other agreement of you contained herein and (ii) this letter or any work performed pursuant thereto and (y) reimburse each such Indemnified Party for all expenses (including legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision to any Indemnified Party to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from such Indemnified Party's bad faith or gross negligence. If the indemnification or reimbursement provided for in this paragraph of this agreement is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, the Company shall contribute the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only


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                                                                    May 21, 2002



the relative benefits referred to in such clause (i) but also the relative fault of each of us, as well as any other relevant equitable considerations; provided, however, in no event shall Conway, Del Genio, Gries & Co., LLC's aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received under this letter.

In addition, we will bill the Company and the Company agrees to pay promptly for any time and expenses (including time and expenses of legal counsel) we may incur in considering or responding to discovery requests or participating as a witness or otherwise in any legal, regulatory, or other proceeding as a result of our performance of these services.

Any controversy or claim arising out of or relating to this Agreement or the services provided by Conway, Del Genio, Gries & Co., LLC pursuant thereto (including any such matter involving any parent, subsidiary, affiliate, successor in interest, or agent of the Company or of Conway, Del Genio, Gries & Co., LLC) shall be submitted first to voluntary mediation, and if mediation is not successful, then to binding arbitration, in accordance with the dispute resolution procedures set forth in the Attachment to this Agreement. Judgment on any arbitration award may be entered in any court having proper jurisdiction.

If any portion of this agreement is held to be void, invalid, or otherwise unenforceable, in whole or part, the remaining portions of this agreement shall remain in effect.

This agreement shall be governed by the internal substantive laws and not the choice of law rules of the State of New York. Any advice (written or oral) rendered by Conway, Del Genio, Gries & Co., LLC pursuant to this engagement may not be disclosed publicly without prior consent.


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                                                                    May 21, 2002




This engagement is important to us and we appreciate the opportunity to serve you. If you are in agreement with the terms set forth herein, please indicate by signing and returning this letter along with the payment in the amount of $750,000 representing the retainer and the first Monthly Fee.



                                             Very truly yours,

                                             Conway, Del Genio, Gries & Co., LLC



                                             By /s/ Ronald F. Stengel
                                                --------------------------------
                                                Ronald F. Stengel
                                                Senior Managing Director



Consented and Agreed to

Adelphia Communications Corporation



By /s/ Erland E. Kailborne
   ---------------------------------
   Erland E. Kailborne
   Chairman of the Board and Interim Chief Executive Officer

Date:  As of May 21, 2002


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                                                                    May 21, 2002



                                   Attachment

                          Dispute Resolution Procedures

The following procedures shall be used to resolve any controversy or claim ("dispute") as provided in our agreement dated May 21, 2002 (the "Agreement"). If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the parties to the fullest extent permitted by law.

Mediation

A dispute shall be submitted to mediation by written notice to the other party or parties. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot otherwise agree on a mediator, one will be appointed by the American Arbitration Association ("AAA"). However, any mediator appointed by the AAA must be acceptable to all parties.

The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings.

Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.

Arbitration

If a dispute has not been resolved within 90 days after the written notice beginning the mediation process (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the dispute will be settled by arbitration. The arbitration will be conducted in accordance with the procedures in this document and the Commercial Arbitration Rules of the AAA. In the event of a conflict, the provisions of this document will control.

The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the dispute, to be selected as follows: CDG and the Company will each select one arbitrator and the third arbitrator will be chosen by the two previously selected arbitrators. Any issue concerning the extent to


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                                                                    May 21, 2002



which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

Unless provided otherwise in the Agreement, the arbitrators shall have no power to award (i) damages inconsistent with the Agreement or (ii) punitive damages or any other damages not measured by the prevailing party's actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a federal court deciding the matter in the same jurisdiction.

No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

The result of the arbitration will be binding on the parties, and judgment on the arbitrators' award may be entered in any court having jurisdiction.